As filed with the Securities and Exchange Commission on May 19, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4431352
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina	29730
(Address of Principal Executive Offices)	(Zip Code)

2015 Incentive Plan of 3D Systems Corporation

(Full title of the Plan)

Andrew M. Johnson, Esq.

Executive Vice President, Chief Legal Officer and Secretary

3D Systems Corporation

333 Three D Systems Circle

Rock Hill, South Carolina 29730

(Name and Address of Agent for Service)

(803) 326-3900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	6,300,000 shares	$21.40	$134,820,000.00	$15,667.00

(1)	The 6,300,000 shares of Common Stock being registered hereunder are reserved for issuance pursuant to the 2015 Incentive Plan of 3D Systems Corporation (the “Plan”). Pursuant to Rule 416 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminate number of Shares that may be necessary to adjust the number of Shares reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.
(2)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purpose of calculating the total registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on May 15, 2015.

INTRODUCTION

This Registration Statement on Form S-8 is filed by 3D Systems Corporation (the “Registrant”), relating to 6,300,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), to be issued in accordance with the terms of the Plan.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 Part II of this Registration Statement. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act. Request for the above-mentioned information should be directed to Andrew M. Johnson at the address and telephone number on the cover of this Registration Statement.

PART II

Information Required in the Registration Statement and Explanatory Note

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	Annual Report on Form 10-K for the year ended December 31, 2014 as filed on February 26, 2015;

(b)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 from the Registrant’s Definitive Proxy Statement on Schedule 14A as filed on April 1, 2015;

(c)	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 as filed on May 6, 2015;

(d)	The Current Reports on Form 8-K as filed with the Commission on January 2, 2015, January 14, 2015, February 5, 2015, February 9, 2015, February 17, 2015, April 6, 2015 and May 15, 2015; and

(e)	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on May 13, 2011 and any amendment or report filed with the Commission for the purpose of updating the description.

All documents filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document and any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of Common Stock offered under this Registration Statement has been passed upon for the Registrant by Andrew M. Johnson, Esq., Executive Vice President, Chief Legal Officer and Secretary of the Registrant. As of the date of this Registration Statement, Mr. Johnson was employed by the Registrant and was the beneficial owner of approximately 124,715 shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of the statute, the Registrant’s Certificate of Incorporation, as amended (“Charter”), and the Registrant’s Amended and Restated By-laws (“By-laws”).

The Registrant is a Delaware corporation and its directors and officers are indemnified pursuant to Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding, civil or criminal, by reason of the fact that he or she is or was a director or officer of such corporation if such person acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation, no indemnification is permitted if the person shall be adjudged liable to the corporation other than indemnification for such expenses as a court shall determine such person is fairly and reasonably entitled to. Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, the Charter includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction for which the director derived an improper personal benefit.

The Charter provides that the Registrant shall indemnify to the fullest extent authorized or permitted by law, any person made or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that she or he, his or her testator or intestate, is or was a director or officer of the Registrant.

As permitted by the DGCL, the By-Laws provide that:

•	with respect to any action or proceeding not brought by the Registrant, the Registrant shall indemnify any director or officer who was or is a party or is threatened to be made a party to any action or proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful;

•	with respect to any action or proceeding brought by or in the right of the Registrant, the Registrant shall indemnify any director or officer who was or is a party or is threatened to be made a party to any action or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which that person is adjudged to be liable to the Registrant, unless, and only to the extent that, the court determines that such person is fairly and reasonably entitled to indemnity;

•	any indemnification provided pursuant to the bullets above (unless ordered by a court) will be made only upon an affirmative vote of a majority of the disinterested directors, by a committee of disinterested directors designated by majority vote of disinterested directors, or, if there are no such disinterested directors or such directors dictate, by a written opinion of independent legal counsel or an affirmative vote of the stockholders;

•	to the extent that a director or officer of the Registrant has been successful on the merits or otherwise in defense of any action or proceeding, he or she shall be indemnified against expenses incurred by him or her;

•	expenses incurred in defending a civil or criminal action or proceeding shall be paid by the Registrant in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay that amount if it is ultimately determined that he or she is not entitled to indemnification; and

•	the rights conferred in the By-Laws are not exclusive.

The Charter and By-Laws provide that the Registrant may purchase and maintain directors’ and officers’ insurance. The Registrant currently maintains directors’ and officers’ liability insurance. The Registrant has entered into an employment agreement with its Chief Executive Officer that provides him with rights to indemnification and expense advancement to the fullest extent permissible under California law.

The Plan states that the Registrant agrees to indemnify and to defend to the fullest extent permitted by law each member of the Compensation Committee of the Board of Directors of the Registrant against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Registrant) occasioned by any act or omission to act in connection with the Plan or any award agreement under the Plan, if such act or omission is in good faith and not due to willful misconduct or gross negligence. The Plan further states that the foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Charter, By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Registrant may have to indemnify them or hold them harmless.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	2015 Incentive Plan of the Registrant. (Filed herewith.)

4.2	Form of Restricted Stock Award Agreement. (Filed herewith.)

4.3	Form of Restricted Stock Unit Award Agreement. (Filed herewith.)

4.4	Certificate of Incorporation of Registrant. (Incorporated by reference to Exhibit 3.1 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994)

4.5	Amendment to Certificate of Incorporation filed on May 23, 1995. (Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form S-2/A, filed on May 25, 1995)

4.6	Certificate of Amendment of Certificate of Incorporation filed with Secretary of State of Delaware on May 19, 2004. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 5, 2004.)

4.7	Certificate of Amendment of Certificate of Incorporation filed with Secretary of State of Delaware on May 17, 2005. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed on August 1, 2005.)

4.8	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on October 7, 2011. (Incorporated by reference to Exhibit 3.1 to Form 8-K filed on October 7, 2011.)

4.9	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on May 21, 2013. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on May 22, 2013.)

4.10	Amended and Restated By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on February 17, 2015.)

5.1	Opinion of Andrew M. Johnson, Esq. (Filed herewith.)

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm. (Filed herewith.)

23.2	Consent of Andrew M. Johnson, Esq. (Contained in Exhibit 5.1.)

24.1	Power of Attorney (Included on the signature pages to this Registration Statement on Form S-8.)

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration

Statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total value of securities offered does not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in value and price reflect no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on this 19th day of May, 2015.

3D SYSTEMS CORPORATION

By:	/s/ ABRAHAM N. REICHENTAL
Abraham N. Reichental
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Abraham N. Reichental and Andrew M. Johnson, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ABRAHAM N. REICHENTAL Abraham N. Reichental	President, Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2015

/s/ DAVID R. STYKA David R. Styka	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2015

/s/ G. WALTER LOEWENBAUM, II G. Walter Loewenbaum, II	Chairman of the Board of Directors	May 19, 2015

/s/ WILLIAM E. CURRAN William E. Curran	Director	May 19, 2015

/s/ PETER H. DIAMANDIS Peter H. Diamandis	Director	May 19, 2015

/s/ CHARLES W. HULL Charles W. Hull	Executive Vice President, Chief Technology Officer and Director	May 19, 2015

/s/ WILLIAM D. HUMES William D. Humes	Director	May 19, 2015

/s/ JIM D. KEVER Jim D. Kever	Director	May 19, 2015

/s/ KEVIN S. MOORE Kevin S. Moore	Director	May 19, 2015

/s/ DANIEL S. VAN RIPER Daniel S. Van Riper	Director	May 19, 2015

/s/ KAREN E. WELKE Karen E. Welke	Director	May 19, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	2015 Incentive Plan of the Registrant. (Filed herewith.)

4.2	Form of Restricted Stock Award Agreement. (Filed herewith.)

4.3	Form of Restricted Stock Unit Award Agreement. (Filed herewith).

4.4	Certificate of Incorporation of Registrant. (Incorporated by reference to Exhibit 3.1 to Form 8-B filed on August 16, 1993, and the amendment thereto, filed on Form 8-B/A on February 4, 1994)

4.5	Amendment to Certificate of Incorporation filed on May 23, 1995. (Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form S-2/A, filed on May 25, 1995)

4.6	Certificate of Amendment of Certificate of Incorporation filed with Secretary of State of Delaware on May 19, 2004. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 5, 2004.)

4.7	Certificate of Amendment of Certificate of Incorporation filed with Secretary of State of Delaware on May 17, 2005. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed on August 1, 2005.)

4.8	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on October 7, 2011. (Incorporated by reference to Exhibit 3.1 to Form 8-K filed on October 7, 2011.)

4.9	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on May 21, 2013. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on May 22, 2013.)

4.10	Amended and Restated By-Laws. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on February 17, 2015.)

5.1	Opinion of Andrew M. Johnson Esq. (Filed herewith.)

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm. (Filed herewith.)

23.2	Consent of Andrew M. Johnson Esq. (Contained in Exhibit 5.1)

24.1	Power of Attorney (Included on the signature pages to this Registration Statement on Form S-8)